Exhibit 99.1

FedEx Reports First Quarter Diluted EPS of $3.21

and Adjusted Diluted EPS of $3.60

FedEx Seamlessly Transitioned to One FedEx at the Start of Fiscal 2025

$1 Billion Share Repurchase Completed During Quarter

Full-Year Fiscal 2025 Earnings Outlook Range Narrowed

MEMPHIS, Tenn., September 19, 2024 ... FedEx Corp. (NYSE: FDX) today reported the following consolidated results for the first quarter ended August 31 (adjusted measures exclude the item listed below):

	Fiscal 2025		Fiscal 2024
	As Reported (GAAP)	Adjusted (non-GAAP)	As Reported (GAAP)	Adjusted (non-GAAP)
Revenue	$21.6 billion	$21.6 billion	$21.7 billion	$21.7 billion
Operating income	$1.08 billion	$1.21 billion	$1.49 billion	$1.59 billion
Operating margin	5.0%	5.6%	6.8%	7.3%
Net income	$0.79 billion	$0.89 billion	$1.08 billion	$1.16 billion
Diluted EPS	$3.21	$3.60	$4.23	$4.55

This year’s and last year’s quarterly consolidated results have been adjusted for:

Impact per diluted share	Fiscal 2025	Fiscal 2024
Business optimization costs	$0.39	$0.32

First quarter results were negatively affected by a mix shift, which reduced demand for priority services, increased demand for deferred services, and constrained yield growth. In addition, higher operating expenses and one fewer operating day negatively affected the quarter’s results. A reduction of structural costs from the company’s DRIVE program initiatives partially offset these factors.

“Despite a challenging quarter, we remain focused on transforming our network, improving our efficiency, lowering our cost-to-serve, and enhancing our ability to adapt with speed to evolving market dynamics,” said Raj Subramaniam, FedEx Corp. president and chief executive officer. “Overall, I remain confident in the value-creation opportunities ahead as we focus on reducing our structural cost, growing revenue profitably, and leveraging the insights from our vast collection of data as we continue to build the world’s most flexible, efficient and intelligent network.”

On June 1, 2024, FedEx Ground and FedEx Services were successfully merged into Federal Express, becoming a single company operating a unified, fully integrated air-ground express network. FedEx Freight continues to provide less-than-truckload freight transportation services as a separate subsidiary. Federal Express and FedEx Freight now represent the company's major service lines and constitute its reportable segments. Additionally, the results of FedEx Custom Critical are now included in the FedEx Freight segment instead of the Federal Express segment. Prior year amounts were revised to reflect this presentation.

Federal Express operating results decreased during the quarter due to one fewer operating day and lower U.S. domestic priority package volume, partially offset by higher International Economy package volume. Increased wage and purchased transportation rates also negatively impacted operating results. These headwinds were partially offset by the reduction of structural costs from the company's DRIVE program initiatives.

FedEx Freight operating results decreased during the quarter due to a decline in weight per shipment, reduced priority shipments, and one fewer operating day, partially offset by higher base yield. FedEx Freight continues to execute its long-term strategy of streamlining its network, completing the closure of seven small-market facilities during the quarter.

Share Repurchase Program

The company completed a $1 billion accelerated share repurchase (ASR) transaction during the quarter. Approximately 3.4 million shares were delivered under the ASR agreement, with the decrease in outstanding shares benefiting first quarter results by $0.03 per diluted share.

FedEx expects to repurchase an additional $1.5 billion of common stock during fiscal 2025, for a buyback total of $2.5 billion. As of August 31, 2024, $4.1 billion remained available for repurchases under the company's 2024 stock repurchase authorization.

Cash on-hand as of August 31, 2024 was $5.9 billion.

Outlook

FedEx is unable to forecast the fiscal 2025 mark-to-market (MTM) retirement plans accounting adjustments. As a result, FedEx is unable to provide a fiscal 2025 earnings per share or effective tax rate (ETR) outlook on a GAAP basis and is relying on the exemption provided by the Securities and Exchange Commission (SEC). It is reasonably possible that the fiscal 2025 MTM retirement plans accounting adjustments could have a material effect on fiscal 2025 consolidated financial results and ETR.

FedEx is revising its fiscal 2025 revenue and earnings forecasts, and now expects:

•
A low single-digit percentage revenue growth rate year over year, compared to the prior forecast of a low-to-mid single digit percentage increase;
•
Earnings per diluted share of $17.90 to $18.90 before the MTM retirement plans accounting adjustments compared to the prior forecast of $18.25 to

$20.25 per share; and $20.00 to $21.00 per share after also excluding costs related to business optimization initiatives, compared to the prior forecast of $20.00 to $22.00 per share;

FedEx is reaffirming its forecast of:

•
Permanent cost reductions from the DRIVE transformation program of $2.2 billion;
•
ETR of approximately 24.5% prior to the MTM retirement plans accounting adjustments; and
•
Capital spending of $5.2 billion, with a priority on investments in network optimization and efficiency improvement, including fleet and facility modernization and automation.

These forecasts assume the company's current economic forecast and fuel price expectations, successful completion of the planned stock repurchases, and no additional adverse economic or geopolitical developments. FedEx’s ETR and earnings per share forecasts are based on current law and related regulations and guidance.

"Our revised outlook reflects our continued confidence in the execution of our DRIVE initiatives and the effects of our recent pricing actions, which we expect to help offset weaker-than-expected demand trends," said John Dietrich, FedEx Corp. executive vice president and chief financial officer. "We will continue to manage our capital prudently, and remain committed to our plan to return $3.8 billion to stockholders this fiscal year."

Corporate Overview

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenue of $88 billion, the company offers integrated business solutions utilizing its flexible, efficient, and intelligent global network. Consistently ranked among the world's most admired and trusted employers, FedEx inspires its more than 500,000 employees to remain focused on safety, the highest ethical and professional standards and the needs of their customers and communities. FedEx is committed to connecting people and possibilities around the world responsibly and resourcefully, with a goal to achieve carbon-neutral operations by 2040. To learn more, please visit fedex.com/about.

Additional information and operating data are contained in the company’s annual report, Form 10-K, Form 10-Qs, Form 8-Ks and Statistical Books. These materials, as well as a webcast of the earnings release conference call to be held at 5:30 p.m. EDT on September 19, are available on the company’s website at investors.fedex.com. A replay of the conference call webcast will be posted on our website following the call.

The Investor Relations page of our website, investors.fedex.com, contains a significant amount of information about FedEx, including our SEC filings and financial and other information for investors. The information that we post on our Investor Relations website could be deemed to be material information. We encourage investors, the media and others interested in the company to visit this website from time to time, as information is updated and new information is posted.

Certain statements in this press release may be considered forward-looking statements, such as statements regarding expected cost savings, the optimization of our network through Network 2.0, future financial targets, business strategies, management’s views with respect to future events and financial performance, and the assumptions underlying such expected cost savings, targets, strategies, and statements. Forward-looking statements include those preceded by, followed by or that include the words “will,” “may,” “could,” “would,” “should,” “believes,” “expects,” “forecasts,” “anticipates,” “plans,” “estimates,” “targets,” “projects,” “intends” or similar expressions. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions in the global markets in which we operate; our ability to successfully implement our business strategy and global transformation program and optimize our network through Network 2.0, effectively respond to changes in market dynamics, and achieve the anticipated benefits of such strategies and actions; our ability to achieve our cost reduction initiatives and financial performance goals; the timing and amount of any costs or benefits or any specific outcome, transaction, or change (of which there can be no assurance), or the terms, timing, and structure thereof, related to our global transformation program and other ongoing reviews and initiatives; a significant data breach or other disruption to our technology infrastructure; damage to our reputation or loss of brand equity; our ability to adjust our air network to remove costs related to services provided to the U.S. Postal Service ("USPS") under the contract for Federal Express Corporation to provide the USPS domestic transportation services through September 29, 2024; our ability to meet our labor and purchased transportation needs while controlling related costs; failure of third-party service providers to perform as expected, or disruptions in our relationships with those providers or their provision of services to FedEx; the effects of a widespread outbreak of an illness or any other communicable disease or public health crises; anti-trade measures and additional changes in international trade policies and relations; the effect of any international conflicts or terrorist activities, including as a result of the current conflicts between Russia and Ukraine and in the Middle East; changes in fuel prices or currency exchange rates, including significant increases in fuel prices as a result of the ongoing conflicts between Russia and Ukraine and in the Middle East and other geopolitical and regulatory developments; the effect of intense competition; our ability to match capacity to shifting volume levels; an increase in self-insurance accruals and expenses; failure to receive or collect expected insurance coverage; our ability to effectively operate, integrate, leverage, and grow acquired businesses and realize the anticipated benefits of acquisitions and other strategic transactions; noncash impairment charges related to our goodwill and certain deferred tax assets; the future rate of e-commerce growth; evolving or new U.S. domestic or international laws and government regulations, policies, and actions; future guidance, regulations, interpretations, challenges, or judicial decisions related to our tax positions; labor-related disruptions; legal challenges or changes related to service providers contracted to conduct certain linehaul and pickup-and-delivery operations and the drivers providing services on their behalf and the coverage of U.S. employees at Federal Express Corporation under the Railway Labor Act of 1926, as amended; our ability to quickly and effectively restore operations following adverse weather or a localized disaster or disturbance in a key geography; any liability resulting from and the costs of defending against litigation; our ability to achieve our goal of carbon-neutral operations by 2040; and other factors which can be found in FedEx Corp.’s and its subsidiaries’ press releases and FedEx Corp.’s filings with the SEC. Any forward-looking statement speaks only as of the date on which it is made. We do not undertake or assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Media Contact: Caitlin Adams Maier, 901-434-8100

Investor Contact: Jeni Hollander, 901-818-7200

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES

First Quarter Fiscal 2025 and Fiscal 2024 Results

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or “reported”). We have supplemented the reporting of our financial information determined in accordance with GAAP with certain non-GAAP (or “adjusted”) financial measures, including our adjusted first quarter fiscal 2025 and 2024 consolidated operating income and margin, net income and diluted earnings per share and adjusted first quarter fiscal 2025 and 2024 Federal Express segment operating income and margin. These financial measures have been adjusted to exclude the effects of business optimization costs incurred in fiscal 2025 and 2024.

In fiscal 2023, FedEx announced DRIVE, a comprehensive program to improve the company’s long-term profitability. This program includes a business optimization plan to drive efficiency among our transportation segments, lower our overhead and support costs, and transform our digital capabilities. We incurred costs associated with our business optimization initiatives in the first quarter of fiscal 2025 and fiscal 2024. These costs were primarily related to professional services and severance.

Costs related to business optimization initiatives are excluded from our first quarter fiscal 2025 and 2024 consolidated and Federal Express segment non-GAAP financial measures because they are unrelated to our core operating performance and to assist investors with assessing trends in our underlying businesses.

We believe these adjusted financial measures facilitate analysis and comparisons of our ongoing business operations because they exclude items that may not be indicative of, or are unrelated to, the company’s and our business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. These adjustments are consistent with how management views our businesses. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating the company’s and each business segment’s ongoing performance.

Our non-GAAP financial measures are intended to supplement and should be read together with, and are not an alternative or substitute for, and should not be considered superior to, our reported financial results. Accordingly, users of our financial statements should not place undue reliance on these non-GAAP financial measures. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. As required by SEC rules, the tables below present a reconciliation of our presented non-GAAP financial measures to the most directly comparable GAAP measures.

Fiscal 2025 Earnings Per Share and Effective Tax Rate Forecasts

Our fiscal 2025 earnings per share (EPS) forecast is a non-GAAP financial measure because it excludes fiscal 2025 mark-to-market (MTM) retirement plans accounting adjustments and estimated costs related to business optimization initiatives in fiscal 2025. Our fiscal 2025 effective tax rate (ETR) forecast is a non-GAAP financial measure because it excludes the effect of fiscal 2025 MTM retirement plans accounting adjustments.

We have provided these non-GAAP financial measures for the same reasons that were outlined above for historical non-GAAP measures. Costs related to business optimization initiatives are excluded from our fiscal 2025 EPS forecast for the same reasons described above for historical non-GAAP measures.

We are unable to predict the amount of the MTM retirement plans accounting adjustments, as they are significantly affected by changes in interest rates and the financial markets, so such adjustments are not included in our fiscal 2025 EPS and ETR forecasts. For this reason, a full reconciliation of our fiscal 2025 EPS and ETR forecasts to the most directly comparable GAAP measures is impracticable. It is reasonably possible, however, that our fiscal 2025 MTM retirement plans accounting adjustments could have a material effect on our fiscal 2025 consolidated financial results and ETR.

The table included below titled “Fiscal 2025 Earnings Per Share Forecast” outlines the effects of the items that are excluded from our fiscal 2025 EPS forecast, other than the MTM retirement plans accounting adjustments.

First Quarter Fiscal 2025

FedEx Corporation

	Operating		Income	Net	Diluted Earnings
Dollars in millions, except EPS	Income	Margin	Taxes[1]	Income[2]	Per Share
GAAP measure	$1,080	5.0%	$262	$794	$3.21
Business optimization costs[3]	128	0.6%	30	98	0.39
Non-GAAP measure	$1,208	5.6%	$292	$892	$3.60

Federal Express Segment

	Operating
Dollars in millions	Income	Margin
GAAP measure	$953	5.2%
Business optimization costs	43	0.2%
Non-GAAP measure	$996	5.4%

First Quarter Fiscal 2024

FedEx Corporation

	Operating		Income	Net	Diluted Earnings
Dollars in millions, except EPS	Income	Margin	Taxes[1]	Income[2]	Per Share
GAAP measure	$1,485	6.8%	$345	$1,078	$4.23
Business optimization costs[3]	105	0.5%	24	81	0.32
Non-GAAP measure	$1,590	7.3%	$369	$1,159	$4.55

Federal Express Segment

	Operating
Dollars in millions	Income	Margin
GAAP measure	$1,306	7.1%
Business optimization costs	27	0.1%
Non-GAAP measure	$1,333	7.2%

Fiscal 2025 Earnings Per Share Forecast

Dollars in millions, except EPS	Adjustments	Diluted Earnings Per Share
Earnings per diluted share before MTM retirement plans accounting adjustments (non-GAAP)[4]		$17.90 to $18.90

Business optimization costs	$670
Income tax effect[1]	(160)
Net of tax effect	$510	2.10

Earnings per diluted share with adjustments (non-GAAP)[4]		$20.00 to $21.00

Notes:

1 – Income taxes are based on the company’s approximate statutory tax rates applicable to each transaction.

2 – Effect of “total other (expense) income” on net income amount not shown.

3 – These expenses were recognized at Corporate, other, and eliminations, as well as Federal Express.

4 – The MTM retirement plans accounting adjustments, which are impracticable to calculate at this time, are excluded.

# # #

FEDEX CORP. FINANCIAL HIGHLIGHTS

First Quarter Fiscal 2025

(In millions, except earnings per share)

(Unaudited)

	Three Months Ended August 31,
	2024	2023	Percent Change
Revenue:
Federal Express segment	$18,305	$18,426	(1)
FedEx Freight segment	2,329	2,385	(2)
Other and eliminations[1]	945	870	9
Total Revenue	21,579	21,681	—
Operating Expenses:
Salaries and employee benefits	7,785	7,785	—
Purchased transportation	5,275	5,036	5
Rentals and landing fees	1,161	1,151	1
Depreciation and amortization	1,078	1,071	1
Fuel	1,075	1,101	(2)
Maintenance and repairs	829	824	1
Business optimization costs	128	105	22
Other	3,168	3,123	1
Total Operating Expenses	20,499	20,196	2
Operating income (loss):
Federal Express segment	953	1,306	(27)
FedEx Freight segment	439	482	(9)
Corporate, other, and eliminations[1]	(312)	(303)	3
Total Operating Income	1,080	1,485	(27)
Other (Expense) Income:
Interest, net	(84)	(91)	(8)
Other retirement plans, net	49	39	26
Other, net	11	(10)	(210)
Total Other (Expense) Income	(24)	(62)	(61)
Income Before Income Taxes	1,056	1,423	(26)
Provision for Income Taxes	262	345	(24)
Net Income	$794	$1,078	(26)
Diluted Earnings Per Share	$3.21	$4.23	(24)
Weighted Average Common and
Common Equivalent Shares	247	254	(3)
Capital Expenditures	$767	$1,290	(41)

1 – Includes the FedEx Office, FedEx Logistics, and FedEx Dataworks operating segments.

FEDEX CORP. CONDENSED CONSOLIDATED BALANCE SHEETS

First Quarter Fiscal 2025

(In millions)

	August 31, 2024
	(Unaudited)	May 31, 2024
ASSETS
Current Assets
Cash and cash equivalents	$5,943	$6,501
Receivables, less allowances	10,312	10,087
Spare parts, supplies, and fuel, less allowances	611	614
Prepaid expenses and other	1,228	1,005
Total current assets	18,094	18,207
Property and Equipment, at Cost	85,158	84,391
Less accumulated depreciation and amortization	43,903	42,900
Net property and equipment	41,255	41,491
Other Long-Term Assets
Operating lease right-of-use assets, net	17,094	17,115
Goodwill	6,512	6,423
Other assets	3,756	3,771
Total other long-term assets	27,362	27,309
	$86,711	$87,007
LIABILITIES AND COMMON STOCKHOLDERS' INVESTMENT
Current Liabilities
Current portion of long-term debt	$622	$68
Accrued salaries and employee benefits	2,336	2,673
Accounts payable	3,738	3,189
Operating lease liabilities	2,510	2,463
Accrued expenses	4,905	4,962
Total current liabilities	14,111	13,355
Long-Term Debt, Less Current Portion	19,664	20,135
Other Long-Term Liabilities
Deferred income taxes	4,485	4,482
Pension, postretirement healthcare, and other benefit obligations	1,780	2,010
Self-insurance accruals	3,833	3,701
Operating lease liabilities	14,969	15,053
Other liabilities	693	689
Total other long-term liabilities	25,760	25,935
Commitments and Contingencies
Common Stockholders' Investment
Common stock, $0.10 par value, 800 million shares authorized	32	32
Additional paid-in capital	4,134	3,988
Retained earnings	38,767	38,649
Accumulated other comprehensive loss	(1,332)	(1,359)
Treasury stock, at cost	(14,425)	(13,728)
Total common stockholders' investment	27,176	27,582
	$86,711	$87,007

FEDEX CORP. CONDENSED CONSOLIDATED

STATEMENTS OF CASH FLOWS

First Quarter Fiscal 2025

(In millions)

(Unaudited)

	Three Months Ended August 31,
	2024	2023
Operating Activities:
Net income	$794	$1,078
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,078	1,071
Other, net	925	814
Changes in operating assets and liabilities, net	(1,610)	(733)
Cash provided by operating activities	1,187	2,230
Investing Activities:
Capital expenditures	(767)	(1,290)
Purchase of investments	(61)	(2)
Proceeds from sale of investments	13	—
Proceeds from asset dispositions and other	13	12
Cash used in investing activities	(802)	(1,280)
Financing Activities:
Principal payments on debt	(34)	(66)
Proceeds from stock issuances	404	157
Dividends paid	(339)	(318)
Purchase of treasury stock	(1,000)	(500)
Cash used in financing activities	(969)	(727)
Effect of exchange rate changes on cash	26	(24)
Net (decrease) increase in cash and cash equivalents	(558)	199
Cash and cash equivalents at beginning of period	6,501	6,856
Cash and cash equivalents at end of period	$5,943	$7,055

FEDERAL EXPRESS SEGMENT FINANCIAL HIGHLIGHTS

First Quarter Fiscal 2025

(Dollars in millions)

(Unaudited)

	Three Months Ended August 31,
	2024	2023	Percent Change
Revenue:
Package:
U.S. priority	$2,591	$2,673	(3)
U.S. deferred	1,151	1,187	(3)
U.S. ground	8,056	8,133	(1)
Total U.S. domestic package revenue	11,798	11,993	(2)
International priority	2,206	2,327	(5)
International economy	1,360	1,117	22
Total international export package revenue	3,566	3,444	4
International domestic(1)	1,112	1,140	(2)
Total package revenue	16,476	16,577	(1)
Freight:
U.S.	569	577	(1)
International priority	526	553	(5)
International economy	463	472	(2)
Total freight revenue	1,558	1,602	(3)
Other	271	247	10
Total revenue	18,305	18,426	(1)
Operating expenses:
Salaries and employee benefits	6,201	6,171	—
Purchased transportation	4,801	4,677	3
Rentals and landing fees	986	975	1
Depreciation and amortization	935	929	1
Fuel	954	961	(1)
Maintenance and repairs	719	722	—
Business optimization costs	43	27	59
Intercompany allocations	(187)	(175)	7
Other	2,900	2,833	2
Total operating expenses	17,352	17,120	1
Operating income	$953	$1,306	(27)
Operating margin	5.2%	7.1%	(190)	bp

1 – International Domestic revenue relates to international intra-country operations.

FEDERAL EXPRESS SEGMENT OPERATING HIGHLIGHTS

First Quarter Fiscal 2025

(Unaudited)

	Three Months Ended August 31,
	2024	2023	Percent Change
PACKAGE STATISTICS
Average daily package volume (ADV)(1):
U.S. priority	1,600	1,680	(5)
U.S. deferred	968	970	—
U.S. ground commercial	4,289	4,287	—
U.S. ground home delivery/economy	6,438	6,411	—
Total U.S. domestic ADV	13,295	13,348	—
International priority	622	658	(5)
International economy	491	365	35
Total international export ADV	1,113	1,023	9
International domestic(2)	1,823	1,896	(4)
Total ADV	16,231	16,267	—
Revenue per package (yield):
U.S. priority	$25.30	$24.49	3
U.S. deferred	18.59	18.81	(1)
U.S. ground	11.73	11.70	—
U.S. domestic composite	13.87	13.82	—
International priority	55.37	54.37	2
International economy	43.33	47.15	(8)
International export composite	50.06	51.80	(3)
International domestic(2)	9.53	9.25	3
Composite package yield	$15.86	$15.68	1
FREIGHT STATISTICS
Average daily freight pounds (000s):
U.S.	5,319	5,305	—
International priority	4,465	4,390	2
International economy	10,706	11,001	(3)
Total average daily freight pounds	20,490	20,696	(1)
Revenue per pound (yield):
U.S.	$1.67	$1.67	—
International priority	1.84	1.94	(5)
International economy	0.68	0.66	3
Composite freight yield	$1.19	$1.19	—
Operating weekdays	64	65	(2)

1 – ADV is calculated on a 5-day-per-week basis.

2 – International Domestic statistics relate to international intra-country operations.

FEDEX FREIGHT SEGMENT FINANCIAL AND OPERATING HIGHLIGHTS

First Quarter Fiscal 2025

(Dollars in millions)

(Unaudited)

	Three Months Ended August 31,
	2024	2023	Percent Change
FINANCIAL HIGHLIGHTS
Revenue	$2,329	$2,385	(2)
Operating expenses:
Salaries and employee benefits	984	985	—
Purchased transportation	203	219	(7)
Rentals	71	69	3
Depreciation and amortization	110	108	2
Fuel	121	139	(13)
Maintenance and repairs	82	75	9
Intercompany charges	148	139	6
Other	171	169	1
Total operating expenses	1,890	1,903	(1)
Operating income	$439	$482	(9)
Operating margin	18.8%	20.2%	(140)	bp

OPERATING STATISTICS
Operating weekdays	64	65	(2)
Average daily shipments (000s):
Priority	62.9	66.1	(5)
Economy	29.1	28.5	2
Total average daily shipments	92.0	94.6	(3)
Weight per shipment (lbs):
Priority	956	989	(3)
Economy	868	876	(1)
Composite weight per shipment	928	955	(3)
Revenue per shipment:
Priority	$363.97	$353.01	3
Economy	408.60	407.99	—
Composite revenue per shipment	$378.09	$369.56	2
Revenue per hundredweight:
Priority	$38.06	$35.71	7
Economy	47.09	46.59	1
Composite revenue per hundredweight	$40.73	$38.71	5